Shiner International, a Market Leader in China’s Anti-counterfeit Plastic Films Industry, Completes US$10.5 Million in Equity Financing

New York, New York - October 22, 2007 - Shiner International, Inc. (OTC BB: SHNL) (website: www.shinerinc.com), a market leader in China’s anti-counterfeit plastic films industry, announces today that the Company has completed a $10.5 million equity financing with accredited individual and institutional investors.

Investment banking firms including Basic Investors, Inc. and Global Hunter Securities, Inc. acted as US advisors/finders for this oversubscribed placement.

Shiner will utilize the offering proceeds for equipment upgrades, strategic M&A and worldwide market expansion of its patented coated films and anti-counterfeit film products. Shiner currently owns 13 patents issued in China.

Mr. Jian Fu, CEO of Shiner International commented:” Shiner is pleased to have received strong institutional investor interest in this offering. As Shiner provides innovative and patented technology solutions to China’s rampant problems with counterfeit goods, we look forward to continued sales and earnings growth in 2007 and beyond”.

Mr. Yuet Ying, Chairman of Shiner International, commented:” With the completion of this strategic financing, Shiner is in the process of establishing an independent board of directors consisting of senior Wall Street and industry executives. As several independent board member candidates have recently visited our facilities in China, Shiner will pursue a listing on the NASDAQ stock market in the near future.”

As of 2006, Shiner had revenue of $34 million and $3.6 million in net income without long term debts based on US GAAP audited financial statements.

About Shiner International, Inc.

Shiner International is a US corporation that has its primary operations in China. Headquartered in the city of Haikou, the capital city of Hainan Province - China’s “Hawaii”, Shiner’s products include coated packaging film, shrink-wrap film, common packaging film; anti-counterfeit laser holographic film and color printed packaging materials. About 60% of Shiner’s current customers are located in China with the remainder located in Southeast Asia, Europe, the Middle East and North America. Shiner holds 13 patents in China on products and production equipment, and has additional patent applications currently pending. Shiner’s coated films meet the approval of US FDA requirements as well as those required for food packaging sold in the EU. Shiner’s product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

Contact:
Shiner International, Inc.
Ms. Maggie DanDan Xing, Corporate Secretary
Tel: 011-86-13876687688
Email: info@shinerinc.com
Website: www.shinerinc.com